Exhibit 99.1

Patterson Companies Reports Fiscal 2014 Third Quarter Operating Results

•	Sales exceeded $1 billion in the quarter, including contribution of $145.5 million from the acquisition of National Veterinary Services Limited (NVS);

•	Diluted earnings totaled $0.57 per share, excluding costs from the previously announced medical restructuring

St. Paul, Minn.—Feb. 20, 2014—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $1.1 billion in its fiscal third quarter ended January 25, 2014, an increase of 18.2 percent from $915.9 million in the year-earlier period. Net income was $57.9 million, or $0.57 per diluted share (excluding costs related to the Medical unit restructuring), up from net income of $53.6 million, or $0.52 per diluted share, in the year-ago period.

Fiscal 2014 third quarter results included $145.5 million of consolidated sales and an earnings contribution of $0.01 per diluted share from the acquisition of NVS, which closed on August 16, 2013. Fiscal 2014 third quarter results reflect the first full-quarter contribution from NVS.

“Patterson Companies achieved a growth milestone, as we recorded our first quarter with consolidated sales in excess of $1 billion,” said Scott Anderson, chairman and chief executive officer. “In addition, we saw solid sales growth in our dental and veterinary businesses, despite the impact of the severe winter weather that hampered activity in many U.S. markets. We believe that the investments that we continue to make in our businesses position us well as we conclude fiscal 2014.”

As previously disclosed, the company is implementing a global information technology initiative in order to enable Patterson to accommodate future growth, assist in securing future productivity gains and enhance the customer experience. Investments in this initiative reduced the fiscal 2014 third quarter earnings by approximately $0.02 per share.

Patterson Dental

Sales for Patterson Dental, representing approximately 60 percent of total sales and the largest of Patterson’s businesses, increased 3.2 percent on a constant currency basis from the year-earlier period to $642.0 million in the third quarter of fiscal 2014. By category, also on a constant currency basis versus the year-ago quarter, sales of:

•	Consumable dental supplies totaled $310.7 million, up nearly 1.5 percent;

•	Dental equipment and software rose 5.6 percent, with all major product categories posting gains; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 1.8 percent.

Commented Anderson, “We are particularly encouraged by the strong gains in our equipment and digital categories, which come on top of excellent performance in the year-ago period. In the 2014 third quarter, we saw solid growth for CEREC equipment sales, generating double-digit growth in that category. Patterson Dental also experienced growth in basic equipment sales.”

Patterson Veterinary

Third quarter fiscal 2014 sales for the Patterson Veterinary unit increased nearly 90 percent from the prior year period to $333.4 million. U.S. sales were up 7.1 percent from the previous year, to $187.9 million. For U.S. sales versus the year-ago third quarter:

•	Consumable veterinary sales totaled $170.8 million, up 5.6 percent; and

•	Veterinary equipment sales rose 26.1 percent to $14.4 million.

Anderson said, “We continue to be pleased with NVS, our U.K.-based veterinary business, and its contribution to our performance. Patterson Veterinary now constitutes nearly one-third of our total sales and we are poised to sustain these growth trends. This unit is committed to building our equipment and technical service strategy to satisfy unmet market needs. As a reminder, this quarter is the seasonally slow time of the year for our veterinary business.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment unit, declined to $107.3 million, primarily as a result of divesting non-core product lines in the fiscal first quarter. Fiscal 2014 third quarter sales performance was also impacted by continuing challenges in the unit’s international business. Fiscal third quarter results for the business include approximately $0.01 per share of charges for the previously announced restructuring, which is anticipated to be completed by the end of the year and reduce fiscal year results by $0.12 per share. The charges are predominantly non-cash. As the company has previously outlined, taking these actions is estimated to generate annual operational savings of approximately $2 million, or $0.01 per share, beginning in fiscal 2015. Consolidated sales of Patterson Medical currently represent approximately 10 percent of total company sales.

Anderson said, “After adjusting for divesting non-core assets in our international sector, Patterson Medical sales were essentially in-line with our expectations for the quarter. Though U.S. markets continue to stabilize, overall performance has been affected by the continued uncertainty surrounding this nation’s health care system and in international markets from the ongoing austerity measures that have dampened demand for the past few years. Yet, we continue to be encouraged by this business’ potential, given the underlying demographics that indicate future growth.”

Year to Date Results

Consolidated sales for the first nine months of fiscal 2014 totaled nearly $3 billion, an increase of approximately 11 percent from $2.7 billion in the year-earlier period. Excluding the NVS acquisition, consolidated sales through the first nine months of fiscal 2014 totaled $2.7 billion. Net income was $152.5 million, or $1.50 per diluted share, compared to net income of $146.7 million, or $1.41 per diluted share, in the year-ago period. The fiscal 2014 nine month results include: a $0.02 per diluted share contribution from the NVS acquisition; a $0.05 per share expense impact from the planned technology investments; and excludes $0.08 per share of costs for the Patterson Medical restructuring.

Share Repurchases and Dividends

Year to date, Patterson has repurchased approximately 1.1 million shares of its outstanding common stock, leaving approximately 23 million shares for repurchase under the current authorization. Approximately 0.6 million shares, with a value of $26 million, were purchased in the fiscal third quarter. The company also paid $16.6 million in cash dividends to shareholders in the fiscal third quarter.

Business Outlook

Commented Anderson, “With three quarters completed and based on our expectations for the remainder of fiscal 2014, we are narrowing our earnings guidance range for the year to $2.13 to $2.20 per diluted share. Patterson Companies is focused on capitalizing on the growth opportunities that lie ahead. We are confident that the investments we are making to augment our business model will stimulate sales and earnings growth, and create long-term shareholder value.”

The prior fiscal 2014 earnings guidance range was $2.13 to $2.24 per diluted share. Fiscal 2014 earnings guidance includes a $0.03 to $0.04 per diluted share contribution from the NVS acquisition. This guidance range excludes the non-recurring restructuring costs for Patterson Medical of approximately $0.12 per diluted share.

The following non-GAAP information is provided to adjust reported net income for the impact of the costs associated with restructuring the Patterson Medical segment. Management believes that the adjusted income amounts provide a better representation of the current quarter performance of the Company.

(Dollars in thousands, except EPS)

	Three Months Ended		Nine Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
Net Income—reported	$57,021	$53,630	$144,941	$146,710
Restructuring costs	916	—	7,566	—

Income—adjusted	$57,937	$53,630	$152,507	$146,710

Diluted Earnings Per Share—reported	$0.56	$0.52	$1.42	$1.41
Restructuring costs	0.01	—	0.08	—

Earnings Per Share—adjusted	$0.57	$0.52	$1.50	$1.41

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4669120.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 25,	January 26,	January 25,	January 26,
	2014	2013	2014	2013
Net sales	$1,082,679	$915,861	$2,961,638	$2,672,279
Gross profit	311,461	300,293	882,410	866,592
Operating expenses	214,810	210,755	629,255	616,593

Operating income	96,651	89,538	253,155	249,999
Other expense, net	(8,710)	(7,738)	(25,366)	(25,081)

Income before taxes	87,941	81,800	227,789	224,918
Income taxes	30,920	28,170	82,848	78,208

Net income	$57,021	$53,630	$144,941	$146,710

Earnings per share:
Basic	$0.56	$0.53	$1.43	$1.42
Diluted	$0.56	$0.52	$1.42	$1.41
Shares:
Basic	101,105	102,130	101,067	103,624
Diluted	101,999	102,896	101,962	104,374
Dividends declared per common share	$0.16	$0.14	$0.48	$0.42
Gross margin—adjusted	32.4%	32.8%	32.2%	32.4%
NVS	-3.5	—	-2.3	—
Medical restructuring	-0.1	—	-0.1	—

Gross margin—reported	28.8%	32.8%	29.8%	32.4%
Operating expenses as a % of net sales—adjusted	22.2%	23.0%	22.7%	23.1%
NVS	-2.4	—	-1.7	—
Medical restructuring	0.0	—	0.2	—

Operating expenses as a % of net sales—reported	19.8%	23.0%	21.2%	23.1%
Operating income as a % of net sales—adjusted	10.1%	9.8%	9.4%	9.4%
NVS	-1.1	—	-0.6	—
Medical restructuring	-0.1	—	-0.3	—

Operating income as a % of net sales—reported	8.9%	9.8%	8.5%	9.4%
Effective tax rate—adjusted	35.2%	34.4%	35.6%	34.8%
NVS	-0.1	—	-0.2	—
Medical restructuring	0.1	—	1.0	—

Effective tax rate—reported	35.2%	34.4%	36.4%	34.8%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 25,	April 27,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and short term investments	$464,570	$505,228
Receivables, net	557,576	448,158
Inventory	451,110	360,563
Prepaid expenses and other current assets	63,877	47,387

Total current assets	1,537,133	1,361,336
Property and equipment, net	204,586	192,020
Goodwill and other intangible assets	1,072,313	1,020,396
Investments and other	162,116	108,026

Total Assets	$2,976,148	$2,681,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$330,801	$249,795
Other accrued liabilities	212,381	198,724
Borrowings on revolving credit	135,000	—

Total current liabilities	678,182	448,519
Long-term debt	725,000	725,000
Other non-current liabilities	116,616	113,804

Total liabilities	1,519,798	1,287,323
Stockholders’ equity	1,456,350	1,394,455

Total Liabilities and Stockholders’ Equity	$2,976,148	$2,681,778

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 25,	January 26,	January 25,	January 26,
	2014	2013	2014	2013
Consolidated Net Sales
Consumable and printed products	$700,895	$551,149	$2,010,683	$1,725,465
Equipment and software	304,727	292,726	721,243	726,687
Other	77,057	71,986	229,712	220,127

Total	$1,082,679	$915,861	$2,961,638	$2,672,279

Dental Supply
Consumable and printed products	$310,703	$308,700	$951,924	$934,234
Equipment and software	266,716	254,033	612,904	615,282
Other	64,546	63,761	194,420	193,519

Total	$641,965	$626,494	$1,759,248	$1,743,035

Veterinary Supply
Consumable and printed products	$312,514	$161,821	$792,638	$517,785
Equipment and software	14,607	11,392	32,243	25,770
Other	6,281	2,195	16,325	7,318

Total	$333,402	$175,408	$841,206	$550,873

Rehabilitation Supply
Consumable and printed products	$77,678	$80,628	$266,121	$273,446
Equipment and software	23,404	27,301	76,096	85,635
Other	6,230	6,030	18,967	19,290

Total	$107,312	$113,959	$361,184	$378,371

Other (Expense) Income, net
Interest income	$1,593	$1,151	$3,892	$3,492
Interest expense	(9,237)	(9,113)	(26,581)	(27,808)
Other	(1,066)	224	(2,677)	(765)

	$(8,710)	$(7,738)	$(25,366)	$(25,081)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 25,	January 26,
	2014	2013
Operating activities:
Net income	$144,941	$146,710
Depreciation & amortization	36,683	33,307
Non-cash employee based compensation	14,840	28,085
Change in assets and liabilities, net of acquired	(46,714)	(28,766)

Net cash provided by operating activities	149,750	179,336
Investing activities:
Additions to property and equipment, net of disposals	(30,263)	(14,259)
Acquisitions and equity investments	(140,774)	(14,650)
Purchase of Investments	(99,232)	—
Other investing activity	2,110	—

Net Cash used in investing activities	(268,159)	(28,909)
Financing activities:
Dividends paid	(65,333)	(43,745)
Share repurchases	(42,734)	(140,468)
Draw on revolver	135,000	—
Other financing activities	13,756	(65,790)

Net cash provided by (used in) financing activities	40,689	(250,003)
Effect of exchange rate changes on cash	(3,533)	(1,756)

Net increase in cash and cash equivalents	$(81,253)	$(101,332)

# # #